Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
                    This Separation Agreement and General Release (this “Agreement”) is made and entered into this 21st day of November, 2008 by and between W Holding Company, Inc., and Westernbank Puerto Rico corporations (the “Company”), and José Armando Ramírez (“Ramírez”).
                    WHEREAS, Ramírez has been employed as Chief Financial Officer and Chief Operating Officer of the Company since September 3, 2007 pursuant to an Employment Agreement dated August 20, 2007 (the “Employment Agreement”); and
                    WHEREAS, Ramírez and the Company desire to settle fully and amicably all issues between them, including, but not limited to, any issues arising out of Ramírez’s employment with the Company and the cessation of that employment;
                    NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Company and Ramírez (sometimes hereafter referred to as the “Parties”) agree as follows:
     1. Separation and Payment.
     (a) Conclusion of Employment. Ramírez’s employment with the Company shall terminate effective August 8th, 2008 (the “Separation Date”).
     (b) Salary and Employment Benefits. The Company paid Ramírez at his current base salary rate through the Separation Date and compensated Ramírez for any accrued and unused vacation days as of the Separation Date. The Company continued to pay the premiums for medical and dental insurance for Ramírez and any covered dependant(s) through the Separation Date and an additional sixty (60) days. Payments provided in this paragraph 1(b) were subject to withholding of standard deductions as determined by law. Ramírez acknowledges that, subject to fulfillment of all obligations provided for herein, he has been fully compensated by the Company under the Company’s policies, practices, and rules, and any applicable law, and that nothing is owed to him with respect to salaries, benefits, vacations or any other form of compensation.
     (c) Stock Options. Vesting of Ramírez’s unexercised stock options, are hereby cancelled. All other equity based compensation shall be subject to the terms and conditions of the applicable plans and award agreements, if any.
     (d) Continuation of Coverage. As of the date sixty (60) days following the Separation Date, Ramírez shall not be eligible for, and not eligible to participate in, any Company benefits plan, and all coverage for him and his dependant(s) in all benefit plans shall terminate on such date, except as specifically provided in this Agreement. Ramírez is entitled to elect, at his own expense, continuation of medical and dental insurance to the extent provided by COBRA.

     (e) Reimbursable Expenses. Ramírez acknowledges that he had to submit any expense reports to the Company no later than September 30th, 2008, and was reimbursed in accordance with applicable Company policies and procedures for authorized expenses incurred through the Separation Date.
     2. Severance Benefits.
     (a) Severance Payment. If Ramírez executes this Agreement and the revocation period described in paragraph 19 expires without Ramírez having revoked this Agreement, in exchange for his agreements herein, the Company shall pay Ramírez a lump-sum severance payment of $500,000. Also, the Company shall pay Ramírez (i) the equivalent of sixty (60) day’s salary in respect of the notice period ($82,692.30) and, (ii) for the value of the accrued and unused vacation through the 60 day notice period ($6,730.77). All payments shall be subject to withholding for federal, Puerto Rico, and local taxes. In addition, the Company shall pay Ramírez for the additional value paid by him for his company car, subject to proportionate depreciation ($12,856). Ramírez will be paid in a lump sum or by one or more checks mailed to Ramírez’s home address, or through any other method of payment agreed by the parties, within ten (10) business days after the revocation period has expired.
     (b) Relocation and other Related Expenses. If Ramírez executes this Agreement and the revocation period described in paragraph 19 expires without Ramírez having revoked this Agreement, in exchange for his agreements herein, the Company shall reimburse Ramírez, upon proper submission and evidence of the expenses, for the following reasonable moving, relocation and related expenses incurred by him in moving back to the United States (the following list is intended to be a reflection of expected expenses, but not necessarily exhaustive), which amount shall not exceed $150,000 (the “Severance Benefits”):
(i) Moving of household goods, which shall include any automobiles moved back to the United States, from Ramírez’s two (2) homes in Puerto Rico to a new residence.
(ii) Brokerage commission and legal fees for the sale of his two (2) homes in Puerto Rico.
(iii) All reasonable legal fees incurred by Ramírez in connection with the negotiation and execution of this Agreement.
(iv) Expenses related the preparation of Ramírez’s personal income taxes for the 2008 tax years.
(v) A tax “gross-up” payment for any relocation expenses reimbursed by the Company that is not deductible for United States and Puerto Rico income tax purposes.

     (c) Acknowledgment. Ramírez acknowledges and agrees that the Severance Benefits referred to in this paragraph 2 are consideration for his promises contained in this Agreement, and that the Severance Benefits are above and beyond any wages, salary, severance, or other sums to which he is entitled from the Company under the terms of his employment or under any other contract or law.
     3. Ramírez Release.
     (a) On behalf of himself and his agents, heirs, executors, administrators, successors and assigns, to the fullest extent permitted by law, Ramírez hereby releases and forever discharges the Company, and any and all of their past, present, or future parents, subsidiaries and affiliated entities, and each of their respective officers, directors, members, employees, agents, counsel, successors and assigns, from any and all complaints, claims, demands, damages, lawsuits, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing on or before the date of his execution of this Agreement, which he has or may have against any of them for any reason whatsoever in law or in equity, under federal, state or other law, including the laws of the Commonwealth of Puerto Rico, whether the same be upon statutory claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to his employment or the termination of his employment, any and all claims relating to wages, bonuses, other compensation, or benefits, and any and all claims relating to any employment contract, any employment discrimination law, including without limitation, Puerto Rico’s Wrongful Discharge Act, Law 80 of May 30, 1976, Puerto Rico’s Antidiscrimination Act, Law 100 of June 30, 1959, Puerto Rico’s Discrimination at the Place of Employment for Sharing Information Act, Law 115 of December 20, 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Equal Pay Act of 1963, all as amended, and other Puerto Rico, state and local laws, regulations and ordinances prohibiting discrimination in employment, and any other laws and regulations relating to employment, including but not limited to the federal Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, all as amended. Ramírez agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages and asserting any claims that are lawfully released in this paragraph. Ramírez further hereby irrevocably and unconditionally waives any and all rights to recover damages concerning the claims that are lawfully released in this paragraph 3. Ramírez represents and warrants that he has not previously filed or joined in any such claims against the persons or entities released herein. Ramírez understands and agrees that this release of claims is a GENERAL RELEASE.
     (b) This release does not include, and Ramirez does not waive any rights, benefits or claims that he may have (i) pursuant to this Agreement, or (ii) as an additional insured under any director and officer policy that W Holding Company, Inc., Westernbank Puerto Rico, and/or their affiliates maintain or have maintained, if applicable.

     4. No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.
     5. Confidential and/or Proprietary Information. Ramírez acknowledges that during his employment he has learned and come into contact with certain confidential and/or proprietary information and trade secrets of the Company and its parent and affiliates (collectively, “Confidential Information”). Ramírez acknowledges that Confidential Information includes without limitation all methods, processes, techniques, practices, pricing information, billing histories, customer lists, customer information, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business, opportunities for new or developing business, and technological innovations, including software and computer programs in any stage of development relating to the Company and its affiliates, but does not include specific information which has been disclosed generally to the public by the Company. Confidential Information includes information in any form, whether tangible or intangible, including without limitation all notes, records, drawings, handbooks, manuals, policies, contracts, memoranda, other documents, software, computer files, discs, other electronic data and tapes. Ramírez agrees that Confidential Information is and shall remain the exclusive property of the Company. Ramírez agrees that he will not disclose to any person or entity, use for his own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by the Company in writing. Ramírez recognizes and acknowledges that any disclosure to others, use for his own benefit, copying, or making notes of any of such Confidential Information, unless expressly authorized as provided above, shall constitute a breach by him of this Agreement.
     6. Non-Competition and Non-Solicitation.
     (a) Ramírez agrees that during the twelve-month period ending on the first anniversary date of the Separation Date, he shall not, directly or indirectly, for the purpose of providing services or products that are competitive with those provided by the Company or its parent or any of its affiliates: (i) within the Commonwealth of Puerto Rico, become an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise engage in, work for, consult, provide advice or assistance or otherwise participate, or hold an interest (except as a less than two-percent shareholder of a publicly traded company), in any Significant Competitor (as defined below), or (ii) solicit the business of (A) any active client or customer of the Company or its parent or any of its affiliates, which client or customer Ramírez personally serviced during his employment with the Company, or (B) any person or entity who is or was at any time during one year prior to such solicitation a client or customer of the Company, Westernbank Puerto Rico or any of their affiliates, which person or entity Ramírez personally serviced during his employment with the Company. The term “Significant Competitor” shall mean any commercial bank, savings bank, savings and loan association, depository institution, mortgage banking company, holding company of any of the foregoing, or holding company affiliate of any of the foregoing, within the Commonwealth of Puerto Rico with total assets in excess of two billion dollars. Notwithstanding the above, Ramírez will meet to discuss with the Company any employment offer or business opportunity that arises within the Commonwealth of Puerto

Rico. The Company agrees that consent to modify, waive or waive in part the restrictions of this non-competition and non-solicitation obligation will not be unreasonably denied.
     (b) Ramírez recognizes that he possesses confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Ramírez recognizes that the information he possesses about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and was acquired by him because of his position with the Company. Ramírez agrees that during the twelve-month period ending on the first anniversary date of the Separation Date, he shall not, directly or indirectly, (i) offer employment (or a consulting, agency, independent contractor or other position) to any person who is or was at any time during the year prior to such offer an employee, representative, officer or director of the Company, Westernbank Puerto Rico or any of their affiliates, (ii) induce, encourage or solicit any such person to accept employment (or any aforesaid position) with any company on whose behalf he is acting as an employee, executive, agent or representative, or (iii) encourage or induce any employee, representative, officer or director of the Company, Westernbank Puerto Rico or any of their affiliates to cease their relationship with any of the foregoing for any reason.
     (c) Ramírez acknowledges and agrees that the terms of this paragraph 6: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company, Westernbank Puerto Rico and their affiliates, (iii) impose no undue hardship on Ramírez and (iv) are not injurious to the public. Ramírez further acknowledges and agrees that his breach of the provisions of this paragraph 6 will cause the Company irreparable harm, which likely cannot be adequately compensated by money damages. Ramírez consents and agrees that if he commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.
     (d) If any of the provisions of this paragraph 7 are determined to be wholly or partially unenforceable, Ramírez hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law; and in the case when such provision is not capable of being reformed, it shall be severed and all remaining provisions of this Agreement shall be enforced. If any of the provisions of this paragraph 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
     7. Standstill. Ramírez agrees that, during the twelve-month period ending on the first anniversary date of the Separation Date, neither Ramírez nor any of his affiliates shall, directly or indirectly: (a) in any manner acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any securities of the

Company and/or its parent or any of its affiliates; (b) “solicit,” or participate in the “solicitation” of, “proxies” (as such terms are defined or used in Rule 14a-1 under the Exchange Act) in opposition to the recommendation of the Board of Directors of the Company or any board of directors, manager or general partner of its parent or its affiliates or become a participant in an election contest with respect to the election of directors or other similar elected persons of the Company, its parent or any of its affiliates, or otherwise seek to influence or affect the vote of any equityholder of the Company, its parent or any of its affiliates; (c) enter into, directly or indirectly, any merger, tender or exchange offer, restructuring or business combination involving the Company, its parent or any of its affiliates; (d) acquire, directly or indirectly, a material portion of the assets of the Company, its parent or any of its affiliates; (e) form, join or participate in a partnership, limited liability company, syndicate or other group or enter into any contract, arrangement, understanding or relationship or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of securities of the Company, its parent or any of its affiliates; (f) seek to appoint, elect or remove any member of the Board of Directors of the Company and/or any director, manager or general partner of its parent or any of its affiliates or make any public statements proposing or suggesting any change in the Board of Directors or management of the Company, its parent or any of its affiliates; (g) initiate or propose to the holders of securities of the Company, its parent or any of its affiliates, or otherwise solicit their approval of, any proposal to be voted on by the holders of securities of the Company, its parent or any of its affiliates; or (h) disclose any intention, plan or arrangement to take any of the actions enumerated in clauses (a) through (g) above or participate in, aid or abet or otherwise induce or attempt to induce or encourage any person or entity to take any of the actions enumerated in clauses (a) through (g) above.
     8. Return of Information and Property. Ramírez agrees to return and represents that by the Separation Date he has returned to the Company all information, property, and supplies belonging to the Company and/or its affiliates, including without limitation any keys, laptop computer and related equipment, cellular phone, security card, corporate credit card, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing Confidential Information or relating to the Company’s and/or its affiliates’ business.
     9. Non-Disclosure of Agreement; Non-Disparagement. The Parties agree to keep this Agreement confidential and represent that they have not previously disclosed its terms to any person or entity, except (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the other Party; (ii) to their attorneys; (iii) to their financial or tax advisors as may be necessary for the preparation of tax returns or other reports required by law; or (iv) to members of Ramirez’s immediate family. The Parties agree that prior to disclosing such information under parts (ii), (iii) or (iv) of this paragraph, they will inform the recipients that they are bound by the limitations of this paragraph, and subsequent disclosure of such information by any such recipients shall be deemed to be a disclosure by such Party in breach of this Agreement. The Parties further agree that they will not make any disparaging statements to any person or entity, including the media, regarding the other Party or their affiliates, or its or their business, members, employees, agents, officers, or directors, each as may be applicable. To the extent that either Party or both Parties are to make any public disclosure or news release with respect to this

Agreement or Ramirez’s separation from service, both Parties must review and approve (where such approval shall not be unreasonably withheld) all such disclosures prior to release or submission.
     10. Breach or Violation. Ramírez agrees that in the event of any violation of the provisions of this Agreement, in addition to any damages allowed by law, the Company shall be entitled to injunctive relief.
     11. Modification; Severability. The Parties agree that if a Court of competent jurisdiction finds that any term of this Agreement is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed and/or modified in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a Court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.
     12. Certain Representations. The Parties represent and acknowledge that in executing this Agreement such party does not rely and has not relied upon any representation or statement made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.
     13. Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both Parties hereto.
     14. Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by either party without the prior written consent of the other party.
     15. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.
     16. Waiver. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.
     17. Further Assurances. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.
     18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico (excluding the choice of law rules thereof), except to the extent that such law may be preempted by applicable Federal laws and regulations. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.
     19. Revocation Period. With respect to the general release of claims in paragraph 3, Ramírez agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended. Ramírez acknowledges that he has read and understands the foregoing Agreement and executes it voluntarily and without coercion. Ramírez further acknowledges that he has had a full opportunity to consult with an attorney prior to executing this Agreement, and that Ramírez has been advised in writing herein to do so. In addition, Ramírez has been given at least 21 days to consider, execute, and deliver this Agreement to Edwin J. Seda Fernández, Esq., Adsuar Muñiz Goyco Seda & Pérez-Ochoa, P.S.C., P.O. Box 70294, San Juan, Puerto Rico, 00936-8294, seda@amgprlaw.com,unless he voluntarily chooses to execute this Agreement before the end of the 21-day period. Ramírez understands that he has seven (7) days following the execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period expires without revoking this Agreement. Ramírez understands that for a revocation to be effective, notice must be received by Edwin J. Seda Fernández, Esq., Adsuar Muñiz Goyco Seda & Pérez-Ochoa, P.S.C., P.O. Box 70294, San Juan, Puerto Rico, 00936-8294, seda@amgprlaw.com no later than the end of the seventh calendar day after the date by which he signed this Agreement. Ramírez expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever, and he shall not be entitled to any of the Severance Benefits. The Parties recognize that Ramírez may elect to sign this Agreement prior to the expiration of the 21-day consideration period specified herein, and Ramírez agrees that if he elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.
IN WITNESS HEREOF, THE PARTIES HERETO HAVE AFFIXED THEIR SIGNATURES BELOW:

/s/ José Armando Ramírez

José Armando Ramírez

W Holding Company, Inc.

/s/ Frank C. Stipes 11/26/2008

By: Frank C. Stipes
Title: Chairman and Chief Executive Officer

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